Cycle Country Signs Definitive Agreement with Simonsen Iron Works

Deal to Close by End of April

Milford, Iowa, April 12, 2005 - Cycle Country Accessories (AMEX: ATC), the industry leader in the design and manufacturing of custom-fitting accessories for utility all-terrain vehicles, has signed a definitive agreement to purchase the assets of Simonsen Iron Works. The transaction will be closed by April 30, 2005. The final consideration that was agreed upon consists of $7 million in cash and $8 million in shares of the company's restricted common stock with a strike price of $6.50. The two companies combined results will be reflected in the last five months of Cycle Country's Fiscal Year.

"We are buying nearly ten million dollars in hard assets along with Simonsen's proven earning power," said Ron Hickman, President and CEO of Cycle Country. "We invite our shareholders to view their impressive facilities at www.simonsenironworks.com."

"We have worked with Cycle Country's management since their inception in 1981 and because of that relationship, we have the utmost confidence in their ability to execute a seamless transition and provide strong leadership after the companies come together," stated Simonsen President, Alan Bailey. "We look forward to remaining shareholders in this combined entity."

Simonsen, based in Spencer, Iowa, is a fourth generation family-run business dedicated to developing high quality solutions for custom manufacturing needs since 1906. The services they provide include laser and plasma cutting, turret punching, tube bending, CNC machining, powder coating, and more.

"We anticipate that we will be able to provide updated guidance for the combined companies within a week of the closing of this transaction," Mr. Hickman added. "At that time, we will be increasing our EPS guidance for 2005 and 2006 Fiscal Years. In the future, we expect this to allow for greater efficiencies in our scheduling, purchasing and research and development, which will be of great benefit to our shareholders."

About Cycle Country Accessories Corporation

Cycle Country, with over 50% of the worldwide market in several product categories, is the industry leader in the design and manufacturing of custom-fitting accessories for virtually every brand of utility all-terrain vehicles (ATV's).

To view the company information, updates, the latest SEC filings or past news releases, go to the company's web site at www.cyclecountry.com and lick on the Investor Relations heading.
Please direct any financial questions to Magellan Financial Group, LLC
(317) 867-2839.

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe", "expect", "estimate", "potential", or future/conditional verbs such as "will", "should", and "could".


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